SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                 Ameriwood Industries International Corporation
                                (Name of Issuer)

                           Common Stock, $1 Par Value
                         (Title of Class of Securities)

                                    03077110
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) Has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                                Page 1 of 4 Pages


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CUSIP No. 03077110                   13G                       Page 2 of 4 Pages


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Neil L. Diver

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                  (a)

                  (b)

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER
    Number of                       225,000
       Shares
    Beneficially           6.       SHARED VOTING POWER
     Owned By                       23,000
        Each
     Reporting             7.       SOLE DISPOSITIVE POWER
       Person                       225,000
        With
                           8.       SHARED DISPOSITIVE POWER
                                    23,000

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         248,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.8%

12.      TYPE OF REPORTING PERSON (See Instructions)
         IN



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CUSIP NO. 03077110                 13G                         Page 3 of 4 Pages

Item 1(a)         Name of Issuer:

                  Ameriwood Industries International Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  171 Monroe Avenue, N.W., Suite 600
                  Grand Rapids, MI  49503

Item 2(a)         Name of Person Filing:

                  Neil L. Diver

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  1988 Jackson Street
                  San Francisco, CA 94109

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Class of Securities:

                  Common Stock, $1 Par Value

Item 2(e)         CUSIP Number:

                  03077110

Item 3            Not applicable.

Item 4            Ownership:

                  Ownership details are disclosed in Items 5 through 11 on the cover sheet preceding this portion of Schedule 13G.

Item 5            Ownership of 5% or Less of a Class:
                  ----------------------------------

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:
                  -----------------------------------------------------

                  Not applicable.


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CUSIP NO. 03077110                 13G                         Page 4 of 4 Pages

Item 7            Identification  and  Classification  of  the  Subsidiary which
                  -------------------------------------------------------------
                  Acquired the  Security  Being  Reported on by  Parent  Holding
                  --------------------------------------------------------------
                  Company:
                  -------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               FOR NEIL L. DIVER



Dated:  February 14, 1997                 By:  /s/ Charles R. Foley
                                               Charles R. Foley
                                           Authorized Signer*


*A power of attorney authorizing Mr. Foley to sign is on file with the Commission and is incorporated herein by reference.


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